Exhibit 99.1

Transcript of
China Digital Communication Group (CMTP)
Third Quarter 2009 Earnings Conference Call
November 16, 2009

Participants
Klea Theoharis
Mr. Fushun Li, Chief Executive Officer
Mr. Junfeng Chen, Chief Financial Officer
Mr. Ken Lin, Vice President.

Presentation

Operator
Greetings and welcome to the China Digital Communications Group third quarter 2009 earnings conference call.  At this time all participants are in a listen only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistant during the conference please press *0 on your telephone keypad.  As a reminder this conference is being recorded.  It is now my pleasure to introduce your host, Klea Theoharis.  Thank you Ms. Theoharis.  You may now begin.

Klea Theoharis
Thank you.  Good morning everyone and welcome to China Digital Communication Groups third quarter 2009 conference call.  On the call with us today are Mr. Fushun Li, Chief Executive Officer, Mr. Junfeng Chen, Chief Financial Officer and Mr. Ken Lin, Vice President.  The company issued a press release earlier today which is also posted on the companies website www.chinadigitalcommunication.com however if you have any questions after the call or would like additional information about the company please contact Crescendo Communications at 212 671 1020.

Before we get started I will take a moment to remind listeners that this conference call contains forward-looking statements concerning China Digital Communication Group.  The actual results may differ materially depending on a number of risk factors including but not limited to the general economic and business conditions, new product developments, battery assembly and shipment, market acceptance of new and existing battery products, additional competition, changes in technology and the companies ability to make future sales agreements as well as changes in the government regulations and various other factors that are beyond the companies control.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risk factors detailed in the companies filings with the SEC.  China Digital Communication Group undertakes no duty to revise or update any forward-looking statements reflective and for circumstances after the date of this conference call.

At this point I will turn the call over to Mr. Fushun Li, CEO of the company.  Go ahead please.

Fushun Li – China Digital Communication Group – CEO
Good morning and thank you all for joining us on today’s call.  We are pleased to report another strong quarter at China Digital Communication.  Our overall revenue increased by 9.2% to 7.9 million in the third quarter of 2009 with battery show in cover manufacturing increasing by 35.2%.  We will also continue to gain traction in our battery assembly and distribution segments which began in mid-August 2008.  Due to the fact we began work with our largest customer in the third quarter 2008 we recognized unusually strong sales in the second half of 2008.  In comparison our sales from 2009 were more evenly distributed throughout the year.  Going forward we expect this business will continue to grow at a rapid pace on a full year over year basis.

We are very encouraged by the outlook for the battery assembly and distribution segment given our established relationships in the Chinese battery market coupled with a strong product pipeline and the higher product margins in the segment.  We anticipate that there will be even greater demand for lithium [ph] batteries in China and worldwide in the next few years as the current trend toward smaller and lighter portable consumer products continues.

The strengthening of business was not limited to top line growths.  We also achieved net income growth of 26.7% for the third quarter of 2009 to 2 million versus the third quarter of last year.  Tight cost controls have enabled us to streamline operations while at the same time increasing revenue.

Overall we are extremely excited about the outlook for the business, we remain confident in achieving our previously issued guidance for full year revenues of 23-25 million and net income between 5.3 and 6 million, at the same time continue to generate strong cash flow and have a solid balance sheet with over 9 million of cash and no long-term batch.  Thank you.

Klea Theoharis
We would now like to turn the call over to Mr. Ken Lin, who will provide a detailed discussion of our financial results and our strategy for the future.  Please go ahead.

Mr. Ken Lin – China Digital Communication Group – Vice President
Thank you.  As previously mentioned China Digital Communication Group has continued to experience growth thanks to our extensive product offerings and the market strong demand for smaller and lighter power source.  The statistics for industry growth have been well documented.  China mobile phone market is expected to grow 7.7% in 2009 and the mobile handset shipments are expected to reach 239.1 million units according to a recent report by a market research firm.  In China alone the worlds largest mobile phone market new subscribes are expected to exceed 90 million by the end of 2009 and Chinese mobile phone makers are expected to ship over 360 million units to both domestic and oversea markets representing a year on year increase of 20%.  We have positioned ourselves to benefit from this favorable long-term trend through our manufacturing segment and more recently through our battery assembly and distribution segment which produces higher profit margins.  On the manufacturing side of our business we now produce 14 steel battery shell lines, 9 aluminium battery shell lines, 3 aluminum battery cap lines and 3 steel battery cap lines.  We enjoy a strong relationship with our customers and vendors and look forward to working with them in the future, as well as bringing on new customers for our product.

The battery assembly and distribution side of our business was put in place in the third quarter of 2008 and a compromise of approximately 77% of revenue in the third quarter of 2009.  This is a decrease from the 82% of revenue compromised by this segment in the third quarter of last year.  A percentage decrease year over year was due to the fact that marginal revenue generated from this segment in 2008 occurred in the second half of last year when the segment was initially launched.  Whereas the business in 2009 was more evenly spread out over the course of the year.  We have also been successful in targeting new large customers and diversifying our revenue.  During the third quarter we were awarded $4.1 million purchase order for lithium-ion batteries from China Electronics Shenzhen Company.  One of the largest is for Dragon, the oldest enterprise in China.  The order related to two of our new products, which consisted of high quality rechargeable lithium-ion battery for mobile phones as well as laptops.  We were selected for this project following intensive testing and evaluation and we view this latest contract as future validations of the quality of our product but at the same time we are aggressively pursuing similar new business opportunities.  We have our strong distribution network and continue to gain traction in this segment which will increase for China Digital in the months and years ahead.

Turning to the details of our financial results.  Revenue for the three months ended September 30th, 2009 was $7.8 million as compared to $7.2 million for the three months ended September 30th, 2008.  Sales from the new battery assembly and distribution segment were $6.1 million in the third quarter of 2009 compared to $5.9 million in the third quarter of 2008.  Sales for the company’s battery show and the cover business segment were $1.8 million in the third quarter of 2009 representing a 35% increase from sales of $1.3 million in the third quarter of 2008.  Gross profit was $2.4 million or 30.9% of net revenue for the three months ended September 30, 2009 as compared to $2.2 million or 30% of net revenue for the three months ended September 30th, 2008.  The improvements in gross profit and gross margin were primarily due to the company’s new battery assembly and the distribution segment which generates higher gross profits than the manufacturing segment.  We have remained in focus and carefully managed expense.  For the third quarter of 2009 we have reduced our selling, general and administrative expense by more than 42% even as we increase revenue.  Operating income was $2.3 million for the three month ended September 30th, 2009 as compared to $2.0 million for the three months ended September 30th, 2008.  Net income for the three months ended September 30th, 2009 increased 26.7% to $2 million or $0.32 per diluted share, compared to net income of $1.6 million or $0.26 diluted shares for the same period of last year.

As of September 30th, 2009 we had a very strong balance sheet with cash and cash equivalents of $9.5million, working capital of $12.9 million and stockholder equity of $14.4 million.  In August 2009, we paid off our bank loan of the amount of $2.2 million and we have no long term debt.  Let’s wrap up our financial discussion.  We are now opening the call for questions and answers.  After the question and answer, we will provide some closing comments.

Operator

Thank you, our first question today is from the line of Eferham Fields[ph] with Claris[ph].  Please proceed with your question sir.

<Q>:  Hi, first of all congratulations on a very, very strong quarter.  My question was could you tell me a little bit more about the China Electronics Zhejiang Company and what potential additional business you may be able to get from them?  Thank you.

Mr. Fushun Li – China Digital Communication Group – Chief Executive Officer
This purchase order was rewarded in August 2009.  The total value of this order with Contra is $4.1 million and the net income from Contra is expected to be $1.5 million.

Mr. Ken Lin – China Digital Communication Group – Vice President
The world is growing in demand for mobile phones and other portable electronics and is at the core of our growth, as evident by the 35% increase in our battery show and cover manufacturing segment.  Last year we made a decision to diversify our business beyond the traditional lines to include finished battery distribution which has proven successful.  The effect of this strategy is two fold.  First, is has helped to diversify our product life.  And then second, we have dramatically expanded our sales and profitability though our entering into this new line of business.  Given our long standing experience and in the battery business, we have established an exceptional distribution network which allow us to profitably expand this business while maintaining price competitiveness.  We are in a very strong competitive position and look forward to rapidly expanding our market share.  It is an exciting time for our company and we thank you for your participation in today’s call.  We look forward to speaking with you again next quarter with an update on our business.  Thank you.